Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

October 23, 2026
Evernorth Holdings Inc.
600 Battery St.
San Francisco, California 94111
To the addressee set forth above:
We have acted as local Nevada counsel to Evernorth Holdings Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of the Registration Statement on Form S-1 (the “Registration Statement”), including the prospectus contained therein (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale, from time to time, by CF Principal Investments LLC, a Delaware limited liability company (the “Holder”), of up to 5,218,935 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share, that the Company may elect to issue and sell, from time to time, to the Holder pursuant to the Common Stock Purchase Agreement, dated as of October 23, 2026 (the “Purchase Agreement”), by and between the Company and the Holder, as the investor. This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance, offering and resale of the Shares as contemplated by the Purchase Agreement and as described in the Registration Statement and the Prospectus. For purposes of this opinion letter, and except to the extent set forth in the opinion below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Purchase Agreement, the Registration Statement and the Prospectus.
For purposes of issuing this opinion letter, we have (a) made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies, of (i) the Purchase Agreement, (ii) the Registration Statement and the Prospectus, (iii) the Company’s articles of incorporation and bylaws, each as amended to date, and (iv) such other agreements, instruments, corporate records (including, without limitation, resolutions adopted by the board of directors and any committee thereof and by the stockholders of the Company) and documents, or forms thereof, as we have deemed necessary or appropriate for the purpose of issuing this opinion letter, and (b) obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate.
Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) each agreement, instrument or other document (or form thereof) we have reviewed or which is referenced herein has been or will be duly executed and delivered by the parties thereto to the extent due execution and delivery are

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Evernorth Holdings Inc.
October 23, 2026

prerequisites to the effectiveness thereof; (ii) the obligations of each party set forth in the documents we have reviewed are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (iii) the statements of fact and all covenants, representations and warranties set forth in the documents we have reviewed are, and at all relevant times will be, true and correct as to factual matters; (iv) all documents we have reviewed accurately describe and contain the mutual understanding of the parties thereto and there are no oral or written agreements or understandings, and there is no course of prior dealing between any of the parties, that would in any manner vary or supplement the terms and provisions of such documents, or of the relationships set forth therein, or which would constitute a waiver of any of the provisions thereof by the actions or conduct of the parties or otherwise, or which would have an effect on the opinion issued herein; (v) each natural person executing a document at all relevant times had, has or will have sufficient legal capacity to do so; (vi) all documents submitted to us as originals are authentic, the signatures on all documents that we have reviewed are genuine and all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies conform to the original document; and (vii) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.
We are qualified to practice law in the State of Nevada. The opinion set forth herein is expressly limited to, and based exclusively on, the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents, filings or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.
Based upon the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company, and if, when and to the extent any Shares are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the Purchase Agreement, including payment in full to the Company of all consideration required therefor, and as described in the Registration Statement and the Prospectus, such Shares will be validly issued, fully paid and nonassessable.
The opinion expressed herein is based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in any laws or facts after the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is

Evernorth Holdings Inc.
October 23, 2026

required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Brownstein Hyatt Farber Schreck, LLP